Exhibit 4.2

AMENDED AND RESTATED VOTING AGREEMENT

THIS AMENDED AND RESTATED VOTING AGREEMENT (the “Agreement”) is made and entered into as of July 30, 2014, by and among Great Basin Scientific, Inc., a Delaware corporation (the “Company”), the holders of the Company’s Series A Preferred Stock (the “Series A Preferred Stock”) listed on the Schedule of Investors attached as Schedule A hereto (the “Series A Investors”), holders of the Company’s Series B Preferred Stock (the “Series B Preferred Stock”) listed on Schedule A hereto ( the “Series B Investors”), holders of the Company’s Series C Preferred Stock (the “Series C Preferred Stock) listed on Schedule A hereto (the “Series C Investors”), holders of the Company’s Series D Preferred Stock (the “Series D Preferred Stock” and, together with the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the “Preferred Stock”) listed on Schedule A hereto (the “Series D Investors” and, together with the Series A Investors, the Series B Investors and the Series C Investors, the “Investors”) and the holders of Common Stock of the Company (the “Common Stock”) listed on Schedule B hereto (the “Common Holders”). The Company, the Common Holders and the Investors are individually each referred to herein as a “Party” and are collectively referred to herein as the “Parties.” The Company’s Board of Directors is referred to herein as the “Board.”

WITNESSETH:

WHEREAS, certain stockholders hold shares of Preferred Stock and/or shares of Common Stock and possess certain rights pursuant to an Amended and Restated Voting Agreement, dated as of April 21, 2014 (the “April 2014 Agreement”) between the Company and such Investors;

WHEREAS, the undersigned stockholders, constituting the holders of at least a majority of the Common Holder Shares (as defined in the April 2014 Agreement) and the holders of at least a majority of the Investor Shares (as defined in the April 2014 Agreement), desire to amend and restate the April 2014 Agreement as set forth herein;

WHEREAS, the Company and the Series D Investors have entered into that certain Series D Preferred Stock and Warrant Purchase Agreement of even date herewith (the “Series D Purchase Agreement”), which provides for, among other things, the purchase by certain of the Series D Investors of shares of Series D Preferred Stock;

WHEREAS, the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that (a) holders of shares of the Common Stock, voting as a separate class, shall elect one (1) member of the Board (the “Common Director”), (b) so long as at least 25% of the shares of Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock (the “Voting Preferred Stock”) originally issued remain outstanding, holders of shares of the Voting Preferred Stock, voting together as a separate class, shall elect one (1) member of the Board (the “Voting Preferred Stock Director”), (c) so long as at least 25% of the shares of Series C Preferred Stock originally issued remain outstanding, holders of shares of the Series C Preferred Stock, voting together as a separate class, shall elect one (1) member of the Board (the “Series C Director”), (d) so long as Hitachi Chemical Co., Ltd. (“Hitachi”) owns at least 5% of the issued and outstanding capital stock of the Company, Hitachi shall be entitled to elect one (1) member of the Board (the “Hitachi Director”) and (e) the holders of shares of Common Stock and the holders of shares of Preferred Stock, voting together as a single class, shall be entitled to elect the remaining members of the Board; and

WHEREAS, to induce the Series D Investors to enter into the Series D Purchase Agreement and purchase shares of Series D Preferred Stock thereunder, the Company and the undersigned stockholders desire to amend and restate the April 2014 Agreement by entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Agreement to Vote. Each Investor, as a holder of Preferred Stock, hereby agrees on behalf of itself and any transferee or assignee of any such shares of the Preferred Stock (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution of the Preferred Stock, and any other voting securities of the Company subsequently acquired by such Investor) (collectively the “Investor Shares”), to vote the Investor Shares at a regular or special meeting of stockholders (or by written consent) in accordance with, the provisions of this Agreement. Each Common Holder, as a holder of Common Stock , hereby agrees on behalf of itself and any transferee or assignee of any such shares of Common Stock, and any other securities of the Company acquired by such Common Holder in the future (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such securities) (collectively, the “Common Holder Shares” and together with the Investor Shares, the “Shares”) subject to, and to vote the Common Holder Shares at a regular or special meeting of stockholders (or by written consent) in accordance with, the provisions of this Agreement.

2. Board Size. The holders of Investor Shares and Common Holder Shares shall vote at a regular or special meeting of stockholders (or by written consent) such shares that they own (or as to which they have voting power) to ensure that the size of the Board shall be set and remain at five (5) directors; provided, however, that such Board size may be subsequently increased by one (1) pursuant to Hitachi’s election of a director of the Company under Section 3(d) hereof or subsequently increased or decreased pursuant to an amendment of this Agreement in accordance with Section 15 hereof.

3. Election of Directors.

(a) In any election of directors of the Company to elect the Common Director, the Parties shall each vote at any regular or special meeting of stockholders (or by written consent) such number of Shares then owned by them (or as to which they then have voting power) as may be necessary to elect one (1) director nominated by the Common Holders holding a majority of the Common Holder Shares. The Common Director shall initially be Ryan Ashton.

(b) For so long as at least 25% of the Voting Preferred Stock remains outstanding, in any election of directors of the Company to elect the Voting Preferred Stock Director, the Parties shall each vote at any regular or special meeting of the stockholders (or by written consent) such number of Shares then owned by them (or to which they then have voting power) as may be necessary to elect one (1) director nominated by the Series A Investors, Series B Investors and Series D Investors holding a majority such Investor Shares. The Voting Preferred Stock Director shall initially be Stephen Aldous.

(c) For so long as at least 25% of the Series C Preferred Stock remains outstanding, in any election of directors of the Company to elect the Series C Director, the Parties shall each vote at any regular or special meeting of the stockholders (or by written consent) such number of Shares then owned by them (or to which they then have voting power) as may be necessary to elect one (1) director nominated by the Series C Investors holding a majority of such Investor Shares. The Voting Series C Director shall initially be David Spafford.

(d) For so long as Hitachi owns at least 5% of the issued and outstanding shares of capital stock of the Company, in any election of directors of the Company to elect the Hitachi Director, the Parties shall each vote at any regular or special meeting of the stockholders (or by written consent) such number of Shares then owned by them (or to which they then have voting power) as may be necessary to elect one (1) director nominated by Hitachi. Notwithstanding anything to the contrary herein, if Hitachi has not nominated a person to be a director of the Company, Hitachi may instead elect a representative to attend and participate fully in all meetings of the Board in a nonvoting observer capacity, and the Board shall give the observer copies of all minutes, notices, consents and other material that it gives to the directors.

4. Failure to Designate; Removal. In the absence of a designation from the stockholders with the right to designate a director as specified in Section 3, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein. Any director of the Company may be removed from the Board in the manner allowed by law and the Certificate of Incorporation and Bylaws, but with respect to a director designated pursuant to Section 3, only upon the vote or written consent of the stockholder(s) entitled to designate such director. Notwithstanding the foregoing, in the event that the Common Director shall cease to serve as the chief executive officer (or president, as the case may be) of the Company, each of the Parties shall vote all of their Common Stock or other voting securities (i) to remove the former Common Director from the Board if such person has not resigned as a member of the Board and (ii) to elect such person’s replacement as the Company’s chief executive officer (or president, if none) as the new Common Director.

5. Legend on Share Certificates. Each certificate representing any Shares shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

6. Covenants of the Company. The Company agrees to use its diligent efforts to ensure that the rights granted hereunder are effective and that the Parties hereto enjoy the benefits thereof. Such actions include, without limitation, the use of the Company’s diligent efforts to cause the nomination and election of the directors as provided above. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement.

7. No Liability for Election of Recommended Directors. Neither the Company, the Common Holders, the Investors, nor any officer, director, stockholder, partner, employee or agent of such Party, makes any representation or warranty as to the fitness or competence of the nominee of any Party hereunder to serve on the Board by virtue of such Party’s execution of this Agreement or by the act of such Party in voting for such nominee pursuant to this Agreement.

8. Irrevocable Proxy. To secure the Common Holders’ and the Investors’ obligations to vote the Common Holder Shares and the Investor Shares in accordance with this Agreement, each Common Holder and each Investor hereby appoints a stockholder designated by the Board as such Common Holder’s or Investor’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such Common Holder’s Common Holder Shares or such Investor’s Investor Shares as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of such Common Holder or Investor if, and only if, such Common Holder or Investor fails to vote all of such Common Holder’s Common Holder Shares or such Investor’s Investor Shares or execute such other instruments in accordance with the provisions of this Agreement within five days of the Company’s or any other party’s written request for such Common Holder’s or Investor’s written consent or signature. The proxy and power granted by each Common Holder and Investor pursuant to this Section 8 are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement. Each such proxy and power will be irrevocable for the term hereof. The proxy and power, so long as any party hereto is an individual, will survive the death, incapacity and disability of such party or any other individual holder of Investor Shares or Common Holder Shares and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding any Investor Shares or Common Holder Shares.

9. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any Party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each Party waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

10. Execution by the Company. The Company, by its execution in the space provided below, agrees that it will cause the certificates evidencing the shares of Common Stock and Preferred Stock to bear the legend required by Section 5, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing shares of capital stock of the Company upon written request from such holder to the Company at its principal office. The Parties do hereby agree that the failure to cause the certificates evidencing the shares of Common Stock and Preferred Stock to bear the legend required by Section 5 and/or failure of the Company to supply, free of charge, a copy of this Agreement as provided under this Section 5 shall not affect the validity or enforcement of this Agreement.

11. Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

12. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof, to the Investors at the address set forth on Schedule A attached hereto, to the Common Holders at the address set forth on Schedule B attached hereto or at such other address as the Company, the Investors or the Common Holders may designate by 10 days advance written notice to the other parties hereto.

13. Term. This Agreement shall terminate and be of no further force or effect upon (a) the consummation of the Company’s sale of its Common Stock or other securities pursuant to a registration statement under the Securities Act of 1933, as amended, (other than a registration statement relating either to sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a SEC Rule 145 transaction), (b) upon the closing or effectiveness of a Liquidity Event (as that term is defined in the Certificate of Incorporation), (c) 10 years from the date of this Agreement; or (d) the written consent of the Company, the holders of at least a majority of the then outstanding Common Holders Shares and the holders of at least a majority of the then outstanding Investor Shares.

14. Manner of Voting. The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent, or in any other manner permitted by applicable law.

15. Amendments and Waivers. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (a) the Company, (b) the Investors holding at least a majority of the then outstanding Investor Shares and (c) the Common Holders holding at least a majority of the then outstanding Common Holder Shares and any amendment or waiver so effected shall be binding upon the Parties hereto; provided, however, that no term of Section 3(d) may be amended or waived without the express prior written consent of Hitachi.

16. Stock Splits, Stock Dividends, etc. In the event of any issuance of shares of the Company’s voting securities hereafter to any of the Parties (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 5.

17. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

18. Binding Effect. In addition to any restriction or transfer that may be imposed by any other agreement by which any Party may be bound, this Agreement shall be binding upon the Parties, their respective heirs, successors and assigns and to such additional individuals or entities that may become stockholders of the Company and that desire to become Parties hereto; provided that for any such transfer to be deemed effective, the transferee shall have executed and delivered an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee reasonably acceptable to the Company, such transferee shall be deemed to be a Party hereto as if such transferee’s signature appeared on the signature pages hereto. By their execution hereof or any Adoption Agreement, each of the Parties appoints the Company as its attorney-in-fact for the purpose of executing any Adoption Agreement which may be required to be delivered hereunder.

19. Additional Investors and Common Holders. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Series D Preferred Stock pursuant to the Series D Purchase Agreement, as may be amended from time to time, any purchaser of such shares of Series D Preferred Stock shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, Schedule A shall be updated to include such Investor and shall be deemed an “Investor” and a party hereunder. Notwithstanding anything to the contrary contained herein, if additional holders of Common Stock shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, Schedule B shall be updated to include such Common Holder and shall be deemed a “Common Holder” and a party hereunder.

20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereof.

21. Entire Agreement. This Agreement is intended to be the sole agreement of the Parties as it relates to this subject matter and does hereby supersede all other agreements of the Parties relating to the subject matter hereof.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Voting Agreement as of the date first above written.

COMPANY:

GREAT BASIN SCIENTIFIC, INC.

By:	/s/ Ryan Ashton
Name:	Ryan Ashton
Title:	President, Chief Executive Officer

Address	2441 South 3850 West
Salt Lake City, UT 84120

SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AGREEMENT